Exhibit 99.1

Contacts: Media Relations:	Patricia Kelly +1 (212) 733-3810 Patricia.Kelly@Pfizer.com
Investor Relations	Ryan Crowe +1 (212) 733-8160 Ryan.Crowe@Pfizer.com

March 4, 2020

SUSAN HOCKFIELD ELECTED TO PFIZER’S BOARD OF DIRECTORS
NEW YORK, March 4, 2020—Pfizer Inc. (NYSE: PFE) today announced the election of Dr. Susan Hockfield to its Board of Directors, effective immediately. Dr. Hockfield, age 68, was also appointed to the Regulatory and Compliance Committee and the Science and Technology Committee of Pfizer’s Board.
Dr. Hockfield is Professor of Neuroscience and President Emerita at the Massachusetts Institute of Technology (MIT). She served as MIT’s sixteenth president from 2004 to 2012 and was the first woman and the first life scientist to lead MIT. She is also a member of the Koch Institute for Integrative Cancer Research at MIT. Prior to joining MIT, she was the William Edward Gilbert Professor of Neurobiology, Dean of the Graduate School of Arts and Sciences from 1998 to 2002 and Provost from 2003 to 2004 at Yale University.
She is also a member of the American Association for the Advancement of Sciences (where she served as President-elect, President and Chair), the American Academy of Arts and Sciences, and the Society for Neuroscience.

Dr. Hockfield served as Science Envoy with the U.S. Department of State and as a member of a Congressional Commission evaluating the Department of Energy laboratories.
She served as a Director of General Electric Company from 2006 until 2018 and Director of Qualcomm from 2012 until 2016.
Dr. Hockfield received a B.S. in Biology from the University of Rochester and a Ph.D. in Anatomy and Neuroscience from Georgetown University School of Medicine.
“We are fortunate to welcome Dr. Susan Hockfield to Pfizer’s Board of Directors,” said Albert Bourla, Chairman and Chief Executive Officer, Pfizer. “We continue to infuse our Board with scientific expertise in support of our strategic focus on innovation and advancing our pipeline. As a distinguished neuroscientist and highly respected academic leader, Dr. Hockfield will bring tremendous value to the company and our shareholders.”
About Pfizer: Breakthroughs That Change Patients’ Lives
At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products, including innovative medicines and vaccines. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.Pfizer.com. In addition, to learn more, please visit us on www.Pfizer.com and follow us on Twitter at @Pfizer and @Pfizer News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.

2